Exhibit 99.1

February 29, 2024

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2023 Earnings for Year and Fourth Quarter

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (“Company” or “CWT”) today announced 2023 full year net income attributable to CWT of $51.9 million and diluted earnings per share of $0.91 for 2023, as compared to net income attributable to CWT of $96.0 million and diluted earnings per share of $1.77 for 2022.

The $44.1 million decrease in net income was primarily due to the delayed final decision from the California Public Utilities Commission ("CPUC") on California Water Service Company’s (“Cal Water”) pending 2021 General Rate Case (“2021 GRC”) to set new revenue, rates, and regulatory mechanisms. The 2021 GRC was originally scheduled to be completed on December 31, 2022 with new rates effective on January 1, 2023. On January 24, 2024, the assigned CPUC Administrative Law Judges (“ALJs”) issued a Proposed Decision (“PD”) on the fully litigated 2021 GRC, and concurrently, the assigned CPUC Commissioner issued an Alternate Proposed Decision (“APD”) opposing and modifying certain decisions made by the ALJs. The PD issued by the ALJs was more closely aligned to Cal Water’s requested revenue requirement whereas the APD issued by the assigned Commissioner was more closely aligned to the Public Advocates’ requested revenue requirement. On February 13, 2024, Cal Water filed a request to change several elements in the PD and APD, including correction of possible technical issues. We are unable to determine which of the two proposed decisions will be adopted by the CPUC, or if a second alternate proposed decision will be issued. As a result of the uncertainty regarding the decision that will ultimately be made by the CPUC, we are unable to reasonably estimate the impact on 2023 operating revenue and expenses. Once approved by the CPUC, the 2021 GRC cumulative adjustment plus interest, which is retroactive to January 1, 2023, will be recorded.

Financial Results for 2023

Net income was positively impacted by increases of $18.4 million in income tax benefit and $12.1 million in net other income, which were partially offset by operating expense increases of $3.2 million in water production, $9.5 million in administrative and general, $6.6 million in depreciation and amortization, and $5.5 million in financing costs.

Operating revenue in 2023 was $794.6 million, a $51.8 million decrease from 2022 operating revenue of $846.4 million. The decrease was primarily due to a $66.9 million decrease in Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) revenue as these mechanisms concluded on December 31, 2022, a $23.1 million decrease in customer usage, and a $7.7 million revenue decrease from an increase in deferred revenue, which was partially offset by rate increases of $30.7 million, revenue increases from new customers of $6.7 million, and an increase in accrued unbilled revenue of $3.5 million. 2023 operating revenue does not include rate relief tracked in the Interim Rates Memorandum Account (IRMA) or any benefit of the proposed Monterey-Style Water Revenue Adjustment Mechanism (MWRAM) and Drought Response Memorandum Account (DREMA) due to the delay in CPUC approval of our 2021 GRC.

Total operating expenses in 2023 were $717.5 million, a $1.3 million decrease from 2022 operating expenses of $718.8 million.

Water production costs increased $3.2 million, or 1.0%, to $288.5 million in 2023 compared to the prior year. The increase in water production costs was primarily attributable to rate increases in purchased power and pump taxes.

Administrative and general expenses increased $9.5 million, or 7.2%, in 2023 compared to 2022. The increase was mostly due to increases of $9.0 million in employee wages and $1.2 million in employee benefit costs, which was partially offset by a $1.8 million decrease in uninsured loss costs.

Other operations expenses decreased $3.7 million, or 3.2%, to $112.5 million compared to 2022. The decrease was due mainly to a $6.3 million decrease in costs associated with an increase in deferred revenue, a $2.2 million decrease in conservation expenses, and a $1.7 million decrease in bad debt costs, which was partially offset by a $3.6 million increase in labor costs and $1.4 million increase in water quality testing costs.

Maintenance expense was $32.0 million in 2023 and $31.7 million in 2022. The $0.3 million increase was due to increases in reservoir, tank, well, and pumping equipment repairs.

Depreciation and amortization increased $6.6 million, or 5.8%, to $121.2 million in 2023 primarily due to utility plant placed in-service in 2022.

Income tax benefit increased $18.5 million to $15.2 million compared to 2022. The increase in 2023 was primarily from a decrease in pre-tax operating income due to the delay in the regulatory approval of the 2021 GRC.

Property and other taxes increased $1.2 million, or 3.4%, to $36.3 million, due mostly to an increase in our assessed property values for utility plant placed in service during the year.

Net other income increased $12.1 million, or 101.4%, to $24.1 million in 2023 compared to 2022. The increase was primarily due to a $12.1 million increase in unrealized gains on certain non-qualified benefit plan investments due to market conditions, $5.7 million increase in other components of net periodic benefit credit, and a $1.4 million increase in allowance for equity funds used during construction, which was partially offset by a $2.8 million decrease in non-regulated revenue and $5.3 million increase in income tax expense.

In 2023, net interest expense increased $5.5 million, or 12.4%, to $49.8 million compared to 2022. The increase was due mostly to higher short-term borrowing rates and higher outstanding borrowings on our short-term credit facilities.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, the Company achieved several positive outcomes in 2023, despite the continued California 2021 GRC regulatory delays.

“The continued delay in Cal Water’s 2021 GRC clearly had an adverse impact on full year 2023 earnings results. I am hopeful the issuance of the PD and APD on January 24, 2024 will result in a final decision during the first half of 2024. While the continued delay coupled with inflation was challenging, there are other updates to report at year-end:

•	The CPUC postponed Cal Water’s Cost of Capital filing to May 1, 2025. As a result, Cal Water’s authorized return on equity will be 10.27% in 2024, and in 2025 it will be 10.27% plus or minus any changes from the Water Cost of Capital Adjustment Mechanism.

•	The Company invested $383.7 million in infrastructure improvements in 2023, which was a 17.1% increase from the same period last year. We continue to invest diligently in our water system infrastructure so that we are positioned to provide reliable quality service to our customers and adapt to the effects of climate change.

•	Our efforts to reduce customer monthly bills include requesting $83.0 million from the State of California Water Arrearages Payment Program in November 2023 to pay residential and commercial customer delinquent and uncollected account balances. Our request is pending approval.

•	We remain focused on the ESG topics that we believe are most important to our business and to our key stakeholders, and we are proud of the significant progress made in 2023 in the areas of climate change, affordability, infrastructure investment, and sustainability. The details of our accomplishments will be reported in our 2023 ESG Report, which we expect to publish in May 2024.

•	We declared our 316th consecutive quarterly dividend and increased the Company’s 2024 annual dividends by 7.7%.

The bottom line, we expect the California regulatory delay to be resolved soon, and we remain laser focused on executing our strategy and serving our customers,” Kropelnicki said.

Fourth Quarter 2023 Results

For the fourth quarter of 2023, net income attributable to CWT was $30.1 million and diluted earnings per share was $0.52 compared to a net income attributable to CWT of $19.6 million and diluted earnings per share was or $0.35 for the fourth quarter of 2022. The $10.6 million increase was primarily due to a $12.3 million revenue increase from a decrease in deferred revenue, $11.2 million increase in income tax benefit, and a $2.8 million increase in net other income, which was partially offset by expense increases of $6.2 million in water production expenses, $5.3 million in employee wages, $3.4 million in depreciation and amortization, and $1.2 million in financing costs.

Results for the fourth quarter of 2023 were negatively impacted by the delayed decision on Cal Water’s pending 2021 GRC to establish new revenue, rates, and regulatory mechanisms.

Operating revenue for the fourth quarter increased $13.6 million, or 6.8%, to $214.5 million primarily due to rate increases of $13.8 million, an increase of $12.3 million in revenue from a decrease in deferred revenue, an increase in customer usage of $3.3 million, and an increase in accrued unbilled revenue of $2.1 million, which was partially offset by a decrease in WRAM and MCBA balancing account revenues of $18.1 million.

Total operating expenses for the fourth quarter increased $4.6 million to $179.3 million. The increase was mainly due to increases of $6.2 million in water production expenses, $5.3 million in employee wages, $3.4 million in depreciation and amortization, and $1.2 million in financing costs, which was partially offset by an $11.2 million increase in income tax benefits.

Income tax benefit for the fourth quarter of 2023 increased $11.2 million to $13.8 million compared to the fourth quarter of 2022. The increase was primarily from a decrease in pre-tax operating income due to the delay in the regulatory approval of the 2021 GRC.

In the fourth quarter of 2023, net other income increased $2.7 million to $7.0 million from $4.3 million in the fourth quarter of 2022. The fourth quarter increase was mostly due to a $2.0 million increase in unrealized gains on non-qualified benefit plan investments and a $2.5 million increase in other components of net periodic benefit credit.

Net interest expense in the fourth quarter of 2023 increased $1.2 million, or 11.2%, to $29.9 million compared to the same period in 2022, primarily due to increases in short-term borrowing rates and higher outstanding borrowings on our short-term credit facilities.

Liquidity and Financing

CWT’s liquidity remains strong. As of December 31, 2023, CWT maintained $85.0 million of cash, of which $45.4 million was classified as restricted, and had additional short-term borrowing capacity of $420.0 million, subject to meeting the borrowing conditions on the CWT and Cal Water lines of credit. CWT’s At-the-Market equity program and Employee Stock Purchase Program provided cash of $115.1 million in 2023. Cal Water requested $83.0 million from the State of California Water Arrearages Payment Program in November 2023 to pay residential and commercial customer delinquent and uncollected account balances during the period from June 16, 2021 to December 31, 2022. Our request is pending approval. CWT’s customer accounts receivable balances more than 60 days as of December 31, 2023 was $15.5 million, a decrease of $2.1 million compared to customer accounts receivable balances more than 60 days as of December 31, 2022.

CWT’s capital investments in 2023 was $383.7 million which was a 17.1% increase from the same period last year.

On January 25, 2024, the Board of Directors increased the quarterly cash dividend by 7.7% and approved a quarterly cash dividend of $0.28 per share of common stock.

Other Information

All stockholders and interested investors are invited to attend the conference call on February 29, 2024 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID# 4241548, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/denrydyv. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2:00 p.m. ET on Thursday, February 29, 2024 through Monday, April 29, 2024, at 1-800-770-2030 or 1-609-800-9909, ID# 4241548, or by accessing the webcast above. The call will be hosted by Chairman and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, Principal Financial Officer David B. Healey, and Vice President, Rates and Regulatory Affairs Greg A. Milleman. Prior to the call, Cal Water will furnish a slide presentation on its website at 9:00 a.m. ET.

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Cal Water’s expected financial performance, authorized return on equity and expectations regarding the 2021 GRC Filing and the regulatory process, including timing and business and financial impact. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs, which impacted the 2021 GRC Filing; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to the 2021 GRC Filing; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of Public Safety Power Shutoff (PSPS) programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of the geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; and other risks and unforeseen events described in our SEC filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

##

Contact

James P, Lynch

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	December 31	December 31
(In thousands, except per share data)	2023	2022
ASSETS
Utility plant:
Utility plant	$4,925,483	$4,536,272
Less accumulated depreciation and amortization	(1,152,228)	(1,063,341)
Net utility plant	3,773,255	3,472,931
Current assets:
Cash and cash equivalents	39,591	62,100
Restricted cash	45,375	22,925
Receivables:
Customers,net	59,349	55,079
Regulatory balancing accounts	64,240	66,826
Other, net	16,431	20,932
Unbilled revenue, net	36,999	33,140
Materials and supplies	16,170	12,564
Taxes, prepaid expenses, and other assets	18,130	21,969
Total current assets	296,285	295,535
Other assets:
Regulatory assets	257,621	283,620
Goodwill	37,039	36,814
Other assets	231,333	175,913
Total other assets	525,993	496,347
TOTAL ASSETS	$4,595,533	$4,264,813

CAPITALIZATION AND LIABILITIES
Capitalization:

Common stock, $.01 par value; 136,000 shares authorized, 57,724 and 55,598 outstanding in 2023 and 2022, respectively	$577	$556
Additional paid-in capital	876,583	760,336
Retained earnings	549,573	556,698
Noncontrolling interests	3,579	4,804
Total equity	1,430,312	1,322,394

Long-term debt, net	1,052,768	1,052,487
Total capitalization	2,483,080	2,374,881
Current liabilities:
Current maturities of long-term debt, net	672	3,310
Short-term borrowings	180,000	70,000
Accounts payable	157,305	140,986
Regulatory balancing accounts	21,540	12,240
Accrued interest	6,625	6,490
Accrued other liabilities	64,197	61,624
Total current liabilities	430,339	294,650
Deferred income taxes	352,762	330,251
Pension	82,920	78,443
Regulatory liabilities and other	760,493	701,355
Advances for construction	199,448	199,832
Contributions in aid of construction	286,491	285,401
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$4,595,533	$4,264,813

	$-	$-

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Three Months ended:

	December 31	December 31
	2023	2022
Operating revenue	$214,512	$200,937
Operating expenses:
Operations:
Water production costs	70,290	64,069
Administrative and general	37,058	33,293
Other operations	37,723	34,227
Maintenance	7,912	8,326
Depreciation and amortization	31,576	28,188
Income tax benefit	(13,823)	(2,665)
Property and other taxes	8,540	9,212
Total operating expenses	179,276	174,650
Net operating income	35,236	26,287
Other income and expenses:
Non-regulated revenue	4,866	4,504
Non-regulated expenses	(583)	(2,389)
Other components of net periodic benefit credit	5,462	2,960
Allowance for equity funds used during construction	1,405	1,106
Income tax expense on other income and expenses	(4,106)	(1,903)
Net other income	7,044	4,278
Interest expense:
Interest expense	13,018	11,714
Allowance for borrowed funds used during construction	(676)	(620)
Net interest expense	12,342	11,094
Net income	29,938	19,471
Net loss attributable to noncontrolling interests	(190)	(98)
Net income attributable to California Water Service Group	$30,128	$19,569
Earnings per share of common stock
Basic	$0.52	$0.36
Diluted	$0.52	$0.35
Weighted average shares outstanding
Basic	57,715	55,083
Diluted	57,756	55,133
Dividends per share of common stock	$0.26	$0.25

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Twelve Months ended:

	December 31	December 31
	2023	2022

Operating revenue	$794,632	$846,431
Operating expenses:
Operations:
Water production costs	288,512 #	285,264
Administrative and general	142,235	132,718
Other operations	112,481	116,172
Maintenance	31,975	31,715
Depreciation and amortization	121,212	114,575
Income tax (benefit) expense	(15,189)	3,262
Property and other taxes	36,271	35,065
Total operating expenses	717,497	718,771
Net operating income	77,135	127,660
Other income and expenses:
Non-regulated revenue	18,509	21,276
Non-regulated expenses	(11,807)	(24,821)
Other components of net periodic benefit credit	20,215	14,476
Allowance for equity funds used during construction	5,551	4,127
Income tax expense on other income and expenses	(8,408)	(3,113)
Net other income	24,060	11,945
Interest expense:
Interest expense	52,809	46,686
Allowance for borrowed funds used during construction	(2,990)	(2,344)
Net interest expense	49,819	44,342
Net income	51,376	95,263
Net loss attributable to noncontrolling interests	(535)	(748)
Net income attributable to California Water Service Group	$51,911	$96,011
Earnings per share of common stock
Basic	$0.91	$1.77
Diluted	$0.91	$1.77
Weighted average shares outstanding
Basic	56,952	54,320
Diluted	56,983	54,363
Dividends per share of common stock	$1.04	$1.00